99.1	News Release of Lee Enterprises, Incorporated dated July 14, 2011

201 N. Harrison St.
Davenport, IA 52801
www.lee.net

NEWS RELEASE

Lee Enterprises receives NYSE notice,
targets refinancing, updates guidance

DAVENPORT, Iowa (July 14, 2011) — Lee Enterprises, Incorporated (NYSE: LEE), has been notified by the New York Stock Exchange that its 30-trading-day average share price has fallen below the $1.00 minimum standard and will need to cure the deficiency within six months for continued listing.

In a letter dated July 8, 2011, the NYSE noted that as of July 1, 2011, the 30-trading-day average closing price of Lee common stock was $0.99. The LEE stock symbol will be assigned a “.BC” indicator to denote that the company is below compliance with listing standards. Under the NYSE rules related to the average share price, Lee common stock is allowed to continue to be listed on the exchange during a six-month cure period.

Mary Junck, Lee chairman and chief executive officer, said Lee will provide the NYSE with an outline of its plans to return to compliance, beginning with steps to refinance its $1.0 billion of debt before maturity in April 2012. The NYSE determination has no impact on Lee’s debt agreements.

“We are in substantive and productive discussions with key lenders about an extension of our credit agreement and fully expect a satisfactory outcome, though the process will likely take several months” she said. “We believe that investor sentiment will improve when questions about our refinancing are resolved, especially as our revenue outlook strengthens.”

She said same property revenue for Lee’s third fiscal quarter ended June 26, 2011, is expected to total 4.2 percent below a year ago “with significant improvement in the month of June.” She added: “Fourteen of our markets reported positive year-over-year revenue in June, with several showing better than 5 percent gains. Still, our progress toward overall revenue growth continues to be slowed by the uncertainty of a still-lagging economy.”

She said Lee’s cost outlook also continues to improve. For Lee’s 2011 fiscal year, which ends in September, despite the increased cost of newsprint, the latest forecast is for operating expenses, excluding depreciation, amortization and unusual matters, to decrease approximately 3 percent in the June 2011 quarter and 4-5 percent in the quarter ending September 25, 2011. Cash costs for the 2012 fiscal year are expected to decrease another 1-2 percent from the 2011 level.

Carl Schmidt, Lee vice president, chief financial officer and treasurer, said Lee expects to record an impairment charge related to the recent decline in its stock price when it reports results on Aug. 5. The charge has no impact on cash flows, but will reduce reported earnings, resulting in a loss for the quarter. He said that depending on the amount of the charge, Lee also may be in noncompliance with the NYSE minimum stockholders’ equity and market capitalization standard. If the company’s stockholders’ equity falls below $50 million at the same time its market capitalization remains below $50 million, he said, the NYSE would likely notify Lee of its noncompliance with this continued listing standard, as well, which would require a separate, longer cure period for this potential issue. Stockholders’ equity at the end of March 2011 totaled $77.7 million. The impairment testing is being performed in accordance with generally accepted accounting principles, which, among other factors, require consideration of differences between current book value and the fair value of all of the company’s assets, including current market capitalization.

Lee Enterprises is the leading provider of local news and information, and a major platform for advertising, in its markets, with 49 daily newspapers and a joint interest in four others, rapidly growing digital products and nearly 300 specialty publications in 23 states. Lee’s newspapers have circulation of 1.4 million daily and 1.7 million Sunday, reaching nearly four million readers in print alone. Lee’s digital sites attracted 25 million unique visitors in March 2011. Lee’s markets include St. Louis, Mo.; Lincoln, Neb.; Madison, Wis.; Davenport, Iowa; Billings, Mont.; Bloomington, Ill.; and Tucson, Ariz. Lee Common Stock is traded on the New York Stock Exchange under the symbol LEE. For more information about Lee, please visit www.lee.net.

FORWARD-LOOKING STATEMENTS — The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. This news release contains information that may be deemed forward-looking that is based largely on Lee Enterprises, Incorporated’s current expectations, and is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those anticipated. Among such risks, trends and other uncertainties, which in some instances are beyond its control, are the Company’s ability to generate cash flows and maintain liquidity sufficient to service its debt, and comply with or obtain amendments or waivers of the financial covenants contained in its credit facilities, if necessary. Other risks and uncertainties include the impact and duration of continuing adverse economic conditions, changes in advertising demand, potential changes in newsprint and other commodity prices, energy costs, interest rates and the availability of credit due to instability in the credit markets, labor costs, legislative and regulatory rulings, difficulties in achieving planned expense reductions, maintaining employee and customer relationships, increased capital costs, competition and other risks detailed from time to time in the Company’s publicly filed documents, including the Company Annual Report on Form 10-K for the year ended September 26, 2010. Any statements that are not statements of historical fact (including statements containing the words “may,” “will,” “would,” “could,” “believes,” “expects,” “anticipates,” “intends,” “plans,” “projects,” “considers” and similar expressions) generally should be considered forward-looking statements. Readers are cautioned not to place undue reliance on such forward-looking statements, which are made as of the date of this release. The Company does not undertake to publicly update or revise its forward-looking statements.

Contact: dan.hayes@lee.net, (563) 383-2100

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